Exhibit 99.4

Unaudited pro forma condensed combined balance sheet as of December 31, 2010, the unaudited pro forma condensed combined statements of income for the three months ended December 31, 2010, and the unaudited pro forma condensed combined statements of income for the fiscal year ended September 30, 2010 of RockTenn and Smurfit-Stone

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is designed to show how the merger of RockTenn and Smurfit-Stone might have affected historical financial statements if the merger and the related financing transactions had been completed at an earlier time. The following unaudited pro forma condensed combined financial information was prepared based on the historical financial results reported by RockTenn and Smurfit-Stone in their filings with the SEC.

The unaudited pro forma balance sheet assumes that the merger and the related financing transactions took place on December 31, 2010, and combines RockTenn’s December 31, 2010 unaudited condensed consolidated balance sheet with Smurfit-Stone’s December 31, 2010 audited condensed consolidated balance sheet. The unaudited pro forma condensed combined statement of income data for the year ended September 30, 2010 and for the three months ended December 31, 2010, have been prepared to give effect to the merger as if the merger and the related financing transactions had occurred on October 1, 2009 and October 1, 2010, respectively. The pro forma income statement information for the fiscal year ended September 30, 2010 combines RockTenn’s audited consolidated statement of income for the fiscal year ended September 30, 2010 with the audited consolidated statements of income of (a) Predecessor Smurfit-Stone for the six months ended June 30, 2010 and (b) Successor Smurfit-Stone for the six months ended December 31, 2010. The pro forma income statement information for the fiscal quarter ended December 31, 2010 combines RockTenn’s unaudited consolidated statement of income for the fiscal quarter ended December 31, 2010 with Smurfit-Stone’s unaudited consolidated statement of income for the quarter ended December 31, 2010.

We have made certain reclassifications to Smurfit-Stone’s presentation to conform to RockTenn’s presentation. The reclassifications primarily consisted of: (i) the aggregation of receivable for alternative energy tax credits, refundable income taxes, and prepaid expenses and other current assets into the line item other current assets, (ii) breaking out $55 million of investments in unconsolidated entities from the line item other assets, (iii) the aggregation of the line items interest payable and other current liabilities into the line item other current liabilities, (iv) the aggregation of the line items other operating income, (gain) loss on disposal of assets and foreign currency exchange gains (losses) into the line item cost of goods sold, and (v) breaking out $2 million of equity in income of unconsolidated entities from the line item other, net for each of the Smurfit-Stone’s six months ended June 30, 2010 and six months ended December 31, 2010.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with RockTenn treated as the acquiring entity. Accordingly, consideration given by RockTenn to complete the merger with Smurfit-Stone will be allocated to assets and liabilities based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, RockTenn has not completed the detailed valuation studies necessary to arrive at final estimates of the fair value of the Smurfit-Stone assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Smurfit-Stone’s accounting policies to RockTenn’s accounting policies. Additionally, a final determination of the fair value of Smurfit-Stone’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets and liabilities of Smurfit-Stone that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. RockTenn estimated the fair value of Smurfit-Stone’s assets and liabilities based on discussions with Smurfit-Stone’s management, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

The adjustments to the unaudited pro forma condensed combined statement of income are based upon available information and certain assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred in connection with the transaction: the pre-tax write-off of approximately $43.5 million of deferred financing fees related to the refinancing of certain amounts outstanding under existing RockTenn and Smurfit-Stone credit facilities, transaction fees of approximately $50.0 million pre-tax expected to be incurred by RockTenn and Smurfit-Stone related to the merger, approximately $42.5 million pre-tax of Smurfit-Stone executive payments, the acceleration of approximately $33.0 million of pre-tax stock-based compensation which vests at closing and the payment of approximately $11.0 million pre-tax of original issue discount on existing Smurfit-Stone debt.

The following unaudited pro forma financial data is derived from the historical consolidated financial statements of each of RockTenn and Smurfit-Stone and are not indicative of the results of operations or financial position that would have resulted had the proposed merger been consummated on the dates indicated and should not be construed as being indicative of future performance. The information below should be read in conjunction with the financial statements and accompanying notes of RockTenn and Smurfit-Stone contained in RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2010, RockTenn’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010, and Smurfit-Stone’s Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this joint proxy statement/prospectus.

RockTenn expects to incur significant costs associated with integrating the operations of the two companies. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the merger.

Rock-Tenn Company

Unaudited Pro Forma Condensed Combined Balance Sheets

As of December 31, 2010

(in millions)

	RockTenn	Smurfit- Stone	Pro Forma Adjustments		Condensed Pro Forma Combined

ASSETS
Current Assets:
Cash and cash equivalents	$10.0	$449.0	$(409.0)	(a)	$50.0
Accounts receivable	284.4	765.0	(3.3)	(b)	1,046.1
Inventories	287.3	496.0	15.0	(c)	798.3
Other current assets	71.4	41.0	–		112.4

Total current assets	653.1	1,751.0	(397.3)		2,006.8

Net property, plant and equipment	1,252.0	4,374.0	(39.0)	(d)	5,587.0
Goodwill	750.3	100.0	1,036.7	(e)	1,887.0
Intangibles, net	148.6	75.0	703.0	(f)	926.6
Investment in unconsolidated entities	23.1	55.0	(20.4)	(g)	57.7
Other assets	31.9	104.0	34.6	(h)	170.5

	$2,859.0	$6,459.0	$1,317.6		$10,635.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$234.7	$39.0	$(29.6)	(i)	$244.1
Accounts payable	227.3	503.0	(3.3)	(b)	727.0
Accrued compensation and benefits	60.9	180.0	–		240.9
Other current liabilities	64.1	89.0	(9.6)	(j)	143.5

Total current liabilities	587.0	811.0	(42.5)		1,355.5
Long-term debt due after one year	822.3	1,155.0	1,572.3	(i)	3,549.6
Accrued pension and other long-term benefits	165.9	1,300.0	–		1,465.9
Deferred income taxes	173.3	453.0	211.8	(k)	838.1
Other long-term liabilities	29.3	129.0	–		158.3
Redeemable noncontrolling interests	6.9	–	–		6.9
Equity:
Class A common stock	0.4	–	0.3	(l)	0.7
Capital in excess of par value	295.4	2,366.0	(156.6)	(l) (n)	2,504.8
Retained earnings	855.1	114.0	(131.9)	(l) (m)	837.2
Accumulated other comprehensive (loss) income	(82.5)	131.0	(130.8)	(l) (n)	(82.3)

Total shareholders’ equity	1,068.4	2,611.0	(419.0)		3,260.4
Noncontrolling interests	5.9	–	(5.0)	(n)	0.9

Total equity	1,074.3	2,611.0	(424.0)		3,261.3

	$2,859.0	$6,459.0	$1,317.6		$10,635.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2 — Condensed Combined Pro Forma Balance Sheet Adjustments.

Rock-Tenn Company

Unaudited Pro Forma Condensed Combined Statements of Income

For the Three Months Ended December 31, 2010

(in millions, except per share data)

	RockTenn	Smurfit-Stone	Pro Forma Adjustments		Condensed Pro Forma Combined
Net sales	$761.1	$1,628.0	$(17.6)	(a)	$2,371.5
Cost of goods sold	582.3	1,378.0	(17.6)	(a)	1,941.9
	–	–	(0.8)	(b)

Gross profit	178.8	250.0	0.8		429.6
Selling, general and administrative expenses	83.2	129.0	17.3	(c)	229.5
Restructuring and other costs, net	0.6	18.0	–		18.6

Operating profit	95.0	103.0	(16.5)		181.5
Interest expense	(16.7)	(22.0)	2.3	(d)	(36.4)
Interest income and other income, net	–	(2.0)	–		(2.0)
Equity in income of unconsolidated entities	0.3	2.0	(0.5)	(e)	1.8

Income before reorganization items and income taxes	78.6	81.0	(14.7)		144.9
Reorganization items income (expense), net	–	(5.0)	–		(5.0)

Income before income taxes	78.6	76.0	(14.7)		139.9
Income tax expense	(27.3)	(27.0)	5.1	(f)	(49.2)

Consolidated net income	51.3	49.0	(9.6)		90.7
Less: Net income attributable to noncontrolling interests	(1.0)	–	0.5	(e)	(0.5)

Net income attributable to Rock-Tenn Company shareholders	$50.3	$49.0	$(9.1)		$90.2

Basic weighted average shares outstanding	38.6		31.0	(g)	69.6

Diluted weighted average shares outstanding	39.4		31.2	(g)	70.6

Basic earnings per share attributable to Rock-Tenn Company shareholders	$1.29				$1.29

Diluted earnings per share attributable to Rock-Tenn Company shareholders	$1.27				$1.27

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 — Condensed Combined Pro Forma Income Statement Adjustments.

Rock-Tenn Company

Unaudited Pro Forma Condensed Combined Statements of Income

For the Fiscal Year Ended September 30, 2010 (1)

(in millions, except per share data)

		Smurfit-Stone Predecessor	Smurfit-Stone Successor
	RockTenn	For the Six Months Ended June 30, 2010	For the Six Months Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,001.4	$3,024.0	$3,262.0	$(78.8)	(a)	$9,208.6
Cost of goods sold	2,281.3	2,749.0	2,722.0	(78.8)	(a)	7,677.9
	–	–	–	4.4	(b)

Gross profit	720.1	275.0	540.0	(4.4)		1,530.7
Selling, general and administrative expenses	339.9	294.0	270.0	61.8	(c)	965.7
Restructuring and other costs, net	7.4	15.0	25.0	–		47.4

Operating profit	372.8	(34.0)	245.0	(66.2)		517.6
Interest expense	(75.5)	(23.0)	(45.0)	(5.6)	(d)	(149.1)
Gain on extinguishment of debt	(2.8)	–	–	–		(2.8)
Interest income and other income, net	0.1	2.0	–	–		2.1
Equity in income of unconsolidated entities	0.8	2.0	2.0	(2.5)	(e)	2.3

Income before reorganization items and income taxes	295.4	(53.0)	202.0	(74.3)		370.1
Reorganization items income (expense), net	–	1,178.0	(12.0)	–		1,166.0

Income before income taxes	295.4	1,125.0	190.0	(74.3)		1,536.1
Income tax (expense) benefit	(64.7)	199.0	(76.0)	25.8	(f)	84.1

Consolidated net income	230.7	1,324.0	114.0	(48.5)		1,620.2
Less: Net income attributable to noncontrolling interests	(5.1)	–	–	2.5	(e)	(2.6)

Net income	225.6	1,324.0	114.0	(46.0)		1,617.6
Preferred stock dividends and accretion	–	(4.0)	–	–		(4.0)

Net income attributable to Rock-Tenn Company shareholders	$225.6	$1,320.0	$114.0	$(46.0)		$1,613.6

Basic weighted average shares outstanding	38.4			31.0	(g)	69.4

Diluted weighted average shares outstanding	39.1			31.2	(g)	70.3

Basic earnings per share attributable to Rock-Tenn Company shareholders	$5.80					$23.22

Diluted earnings per share attributable to Rock-Tenn Company shareholders	$5.70					$22.92

(1)	The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2010 utilizes the consolidated statement of income for RockTenn for the year ended September 30, 2010 and the condensed consolidated statements of income of Smurfit-Stone for the six month periods ended June 30, 2010 and December 31, 2010.

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 — Condensed Combined Pro Forma Income Statement Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On January 23, 2011, RockTenn entered into the merger agreement whereby Smurfit-Stone will merge with and into Sam Acquisition, LLC, with Sam Acquisition, LLC surviving as a wholly-owned subsidiary of RockTenn. In connection with the merger, each outstanding share of Smurfit-Stone common stock will be converted into the right to receive the merger consideration (except for shares of Smurfit-Stone common stock owned by RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who properly demand an appraisal of their shares of Smurfit-Stone common stock). In addition, at the effective time of the merger, each outstanding option to purchase Smurfit-Stone common stock under Smurfit-Stone’s equity-based compensation plans will be assumed by RockTenn and be converted into an option to purchase a number of shares of RockTenn common stock equal to the product of (i) the number of shares of Smurfit-Stone common stock subject to the option and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price for RockTenn common stock issuable upon the exercise of such assumed stock option will be equal to (i) the per share exercise price of Smurfit-Stone common stock at which the option was exercisable immediately prior to the effective time of the merger divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Smurfit-Stone common stock immediately prior to the effective time of the merger; provided, that each outstanding option granted prior to the date of the merger agreement will vest and become exercisable as of the effective time of the merger as contemplated by Smurfit-Stone’s stock plans and each outstanding option granted on or after the date of the merger agreement will continue to vest in accordance with its normal vesting schedule. The equity award exchange ratio is the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the average, rounded to the nearest one ten thousandth, of the closing sale prices of RockTenn common stock on the NYSE as reported by The Wall Street Journal for the five full trading days immediately preceding, but not including, the date on which the merger becomes effective.

The restrictions on each Smurfit-Stone restricted stock unit award with respect to shares of Smurfit-Stone common stock that is outstanding at the effective time of the merger and that was granted prior to the date of the merger agreement will lapse at the effective time of the merger and each such restricted stock unit award will be converted into the right to receive, with respect to each share of Smurfit-Stone common stock underlying such restricted stock unit award, the merger consideration on the same terms as other shares of Smurfit-Stone common stock, subject to certain specified tax withholdings. In addition, at the effective time of the merger, each Smurfit-Stone restricted stock unit award that is outstanding immediately prior to the effective time of the merger and that was granted on or after the date of the merger agreement will be converted into a restricted stock unit award, on the same terms and conditions applicable to such Smurfit-Stone restricted stock unit award immediately prior to the effective time of the merger (including applicable vesting requirements), with respect to a number of shares of RockTenn common stock that is equal to the number of shares of Smurfit-Stone common stock subject to the award prior to the effective time of the merger multiplied by the equity award exchange ratio, rounded to the nearest whole share.

In addition, at the effective time of the merger, with respect to shares of Smurfit-Stone common stock that have been reserved in accordance with Smurfit-Stone’s plan of reorganization, RockTenn must have reserved a sufficient number of shares of common stock to deliver the common stock component of the merger consideration, with respect to such shares.

In connection with the merger, RockTenn has entered into a commitment letter with the lenders. Pursuant to the commitment letter, the lenders have committed to provide new senior secured credit facilities in an aggregate principal amount of $3.7 billion, consisting of a $1.20 billion, 5-year term revolving credit facility; a Term A $1.25 billion, 5-year term loan facility; and a Term B $1.25 billion, 6-year term loan facility. The borrowings under the new credit facilities will be used to finance the merger in part, to repay outstanding indebtedness of Smurfit-Stone and to refinance RockTenn’s existing credit facilities, and to pay for fees and expenses incurred in connection with the merger and related transactions and provide for additional liquidity.

The joint lead arrangers and joint lead bookrunners are currently in the process of syndicating the $3.7 billion senior secured credit facilities to a number of other financial institutions and other prospective lenders. At the request of RockTenn, these credit facilities would be allocated in amounts different from those set forth in the commitment letter described above, with the revolving credit facility and the Term A term loan facility each being increased to $1.475 billion, and the Term B term loan facility being reduced to $750 million. In addition, the maturity of the Term B term loan facility would be extended to the seventh anniversary of the completion of the merger, while the maturities of the revolving credit facility and Term A term loan facility would continue to be on the fifth anniversary of the completion of the merger.

For a more complete description of the financing for the merger, including expected changes in the terms of such financing, see the section entitled “Description of Debt Financing” beginning on page 118 of this joint proxy statement/prospectus.

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of RockTenn and Smurfit-Stone, after giving effect to the merger, the related financing and adjustments described in these notes, and are intended to reflect the impact of the merger on RockTenn’s consolidated financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had been consummated on December 31, 2010 and includes estimated pro forma adjustments for the preliminary valuations of tangible and intangible assets acquired and liabilities assumed and for the estimated impact of the financing transactions associated with the merger. The allocation of the estimated purchase price is preliminary, pending finalization of various estimates and analyses, including a complete purchase price allocation study. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts eventually recorded for the merger may differ materially from the information presented. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred at the beginning of the periods presented. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect any transaction costs, restructuring costs, compensation expenses or other one-time charges that may be incurred with integrating the operations of Smurfit-Stone nor do they include synergies, or other cost reductions that may result from the transaction.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. While a final determination of the fair value of assets acquired and liabilities assumed and therefore the amount of goodwill cannot be completed prior to the transaction closing, we do not anticipate any material additional identifiable assets acquired that would meet the separability criterion or the contractual-legal criterion under Accounting Standards Codification 805, “Business Combinations”. The estimated fair value assigned to goodwill in the accompanying pro forma balance sheet is primarily attributable to (i) buyer-specific synergies expected to arise after the acquisition (e.g., enhanced geographic reach of the combined organization, increased vertical integration opportunities and diversification of fiber sourcing) and (ii) the assembled work force of Smurfit-Stone. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $5.2 billion. At the time of completion of the merger, outstanding shares of Smurfit-Stone common stock (including those shares issuable pursuant to Smurfit-Stone’s plan of reorganization under Chapter 11) will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn common stock, subject to adjustment as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 99. We expect to issue approximately 31.0 million shares of RockTenn common stock in connection with the merger based on the number of shares of Smurfit-Stone common stock outstanding as of April 25, 2011, the number of shares of Smurfit-Stone common stock subject to restricted stock unit awards and granted prior to January 23, 2011, and the number of shares reserved for issuance under Smurfit-Stone’s plan of reorganization as of April 25, 2011. The pro forma purchase price has been prepared based on the closing price of RockTenn common stock of $70.03 on April 25, 2011. A one dollar movement in stock price would result in a change in purchase price of approximately $31 million. The actual number of shares of RockTenn common stock issued in the merger will be based upon the actual number of Smurfit-Stone shares outstanding when the merger closes. The purchase price also includes the estimated fair value of stock options and other stock-based awards to be issued as of the closing date of the merger. The treatment of Smurfit-Stone equity awards is as described above. Vested stock options held by employees of Smurfit-Stone are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options and other stock-based awards.

The preliminary purchase price is calculated as follows:

Estimated purchase price	$3,938.0
Estimated assumed debt	1,194.0
Fair value of equity awards issued	57.4

Total estimated purchase price	$5,189.4

The table below represents a preliminary allocation of the total purchase price to Smurfit-Stone’s tangible and intangible assets acquired and liabilities assumed based on RockTenn management’s preliminary estimate of their respective fair values as of December 31, 2010:

Cash and cash equivalents	$365.5
Working capital excluding cash and cash equivalents	545.0
Property, plant and equipment	4,335.0
Goodwill	1,136.7
Intangible assets	778.0
Other long-term assets	123.0
Other long-term liabilities	(2,093.8)

Total estimated purchase price	$5,189.4

Note 2. Condensed Combined Pro Forma Balance Sheet Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited Condensed Pro Forma Combined Balance Sheet.

(a)	Represents the net impact of borrowings under the new credit facilities, funding the cash portion of the merger consideration, refinancing certain existing indebtedness of RockTenn and retiring all of Smurfit-Stone debt assumed in the transaction except for approximately $11.3 million along with adjustments necessary to reflect the payment of Smurfit-Stone estimated transaction costs of $30.0 million, executive payments of approximately $42.5 million associated with the transaction, the payment of original issue discount of $11.0 million on existing Smurfit-Stone debt and to remove $325.5 million of cash assumed to be used to fund the merger.

(b)	Represents the elimination of intercompany accounts receivable and intercompany accounts payable between RockTenn and Smurfit-Stone as of December 31, 2010.

(c)	Represents the estimated step-up in inventory basis to estimated fair market value of inventories acquired in the transaction. Fair market value for raw materials is based on replacement cost and for finished goods and work-in-process is based on estimated selling price, less the sum of costs to complete and of disposal and a reasonable profit allowance for the selling effort.

(d)	Represents the adjustment in basis of Smurfit-Stone’s property, plant and equipment from its recorded net book value to its preliminarily estimated fair market value as of December 31, 2010. We expect to depreciate the estimated fair value of the property, plant and equipment, of approximately $4,335.0 million on a straight-line basis over estimated useful lives that will generally range from 1 to 20 years, subject to the completion of the purchase price allocation.

(e)	Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. Goodwill acquired at December 31, 2010 is estimated to be $1,136.7 million, which is an increase of $1,036.7 million over Smurfit-Stone’s book value of goodwill prior to the merger. The goodwill created in the merger is not expected to be deductible for tax purposes.

(f)	Represents adjustments to record the preliminary estimated fair market value of intangibles of approximately $778.0 million which is an increase of $703.0 million over Smurfit-Stone’s book value of intangibles prior to the merger. The intangibles primarily consist of customer relationships of $750.0 million and trade names, technology and non-compete agreements aggregating approximately $28.0 million. The intangibles will be amortized for GAAP on a straight-line basis over estimated useful lives generally ranging from 4 to 12 years, subject to the completion of the purchase price allocation.

(g)	Represents the adjustment necessary to reflect the increase in the combined entities ownership of Schiffenhaus Canada, Inc. to 100% after the merger. The adjustment primarily reflects the elimination of the carrying value of the investment on Smurfit-Stone’s December 2010 balance sheet which is offset with RockTenn’s noncontrolling interest of $5.0 million with the residual going to capital in excess of par value.

(h)	Primarily represents (i) the elimination of $36.0 million of deferred financing costs recorded by Smurfit-Stone, and (ii) the inclusion of an estimated $78.1 million of financing costs expected to be incurred by RockTenn with respect to the transaction, net of the write off of $7.5 million of financing costs previously deferred by RockTenn. The elimination of deferred financing costs are associated with existing debt being refinanced.

(i)	Represents the incremental indebtedness, net of cash assumed available to fund the merger, used primarily to fund (i) the cash portion of the purchase price, (ii) related merger expenses, (iii) fees incurred related to the new bank financing and (iv) certain employee compensation payments required at closing.

(j)	Represents the expected current tax benefit to be received related to the write off of RockTenn deferred financing costs of $7.5 million pre-tax and the expensing of an estimated $20.0 million pre-tax of merger costs.

(k)	Represents the estimated deferred income tax impact of (i) deferred tax liabilities of $244.4 million primarily associated with intangibles other than goodwill recorded in connection with the preliminary purchase price allocation, and (ii) the tax benefit of $32.6 million associated with Smurfit-Stone’s acceleration of approximately $33.0 million of stock-based compensation expense, the write-off of $36.0 million pre-tax of deferred financing costs, the expensing of an estimated $30.0 million of transaction costs associated with the transaction and the payment of original issue discount of $11.0 million.

(l)	Represents the elimination of Smurfit-Stone historical equity net of the issuance of RockTenn common stock in connection with the merger and $57.4 million recorded in capital in excess of par value for the fair value impact of equity awards issued for the conversion of Smurfit-Stone options that were vested in connection with the merger.

(m)	Represents the elimination of $119.9 million after-tax for Smurfit-Stone’s acceleration of stock-based compensation expense referred to in footnote (k) above, deferred financing costs referred to in footnote (h) above and estimated Smurfit-Stone transaction costs, executive payments and original issue discount referred to in footnote (a) above; and the elimination of $17.9 million after-tax associated with RockTenn’s write-off of deferred financing fees and estimated transaction costs referred to in footnote (j) above.

(n)	Primarily represents the adjustments necessary to reflect the increase in the combined entities’ ownership of Schiffenhaus Canada, Inc. to 100% after the merger. Prior to the merger, RockTenn owns approximately 66.7% and Smurfit-Stone owns approximately 33.3%.

Note 3. Condensed Combined Pro Forma Income Statement Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited Pro Forma Condensed Combined Income Statements.

(a)	Represents the elimination of intercompany sales and related cost of goods sold between RockTenn and Smurfit-Stone.

(b)	Represents the adjustment to depreciation and amortization expense recorded in cost of sales as a result of the fair market value adjustments to assets acquired. We expect to depreciate the estimated fair value of the property, plant and equipment, of approximately $4,335.0 million on a straight-line basis over estimated useful lives that will generally range from 1 to 20 years, subject to the completion of the purchase price allocation. The depreciation expense adjustment includes the impact of conforming the depreciable lives of acquired Smurfit-Stone fixed assets to RockTenn’s depreciable lives.

(c)	Represents the adjustment to depreciation and amortization expense recorded in selling, general and administrative expense as a result of the fair market value adjustments to assets acquired. We expect to amortize the estimated fair value of the identifiable intangibles of approximately $778.0 million, primarily consisting of customer relationships of $750.0 million and trade names, technology and non-compete agreements aggregating approximately $28.0 million, on a straight-line basis over estimated useful lives that will generally range from 4 to 12 years, subject to the completion of the purchase price allocation.

(d)	Represents the net decrease (increase) in interest expense related to the additional indebtedness incurred to finance the merger of Smurfit-Stone. Pro forma interest expense assumes total debt of $3,793.8 million and a weighted average interest rate of 3.7%, excluding amortization of financing costs and terminated hedges. The pro forma interest expense incorporates estimates for debt bearing variable rates, fixed rates and the impact of accounting for hedges terminated in prior periods as well as the amortization of financing costs and unused fees. The term loan A and revolver utilize variable rates consisting of Libor of 0.26% and a credit spread of 200 bps and the term loan B utilizes a Libor floor of 0.75% and a credit spread of 275 bps. A 1/8th percent change in the assumed variable interest rate related to the financing, including the term loan B, without taking into account the impact of any floating to fixed interest rate swaps we have in place, would change annual pro forma interest expense by approximately $4.0 million.

(e)	Represents the elimination of Smurfit-Stone’s equity in income of unconsolidated entities related to Schiffenhaus Canada, Inc. and RockTenn’s related net income attributable to noncontrolling interests to reflect the increase in the combined entities ownership of Schiffenhaus Canada, Inc. to 100% after the merger.

(f)	Represents adjustments to the effective combined federal and state income tax rate to reflect the combined entity. The effective tax rate has been assumed to be 36.0%, which incorporates a blending of RockTenn’s recent historic effective tax rate and an estimate of Smurfit-Stone’s combined federal and state income tax rates.

(g)	Represents the issuance of approximately 31.0 million shares of RockTenn common stock in connection with the merger (basic) and the inclusion of approximately 0.2 million dilutive shares for the effect of stock options issued in connection with the transaction.